Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-190877 and 333-224042 on Form S-8 and No. 333-226268 on Form S-3 of Citizens Community Bancorp, Inc. of our report dated March 5, 2026 relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Oakbrook Terrace, Illinois
March 5, 2026